Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Fourth Quarter 2018 Results:
Record Revenue and Earnings for 2018

Richmond, Virginia, March 5, 2019...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the fourth quarter of 2018 of $72.7 million. This represents an increase of $19.8 million or 38% when compared to net sales for the fourth quarter of 2017. Excluding the impact of the MUSA-Galvanized acquisition in July of 2018, fourth quarter net sales were up 27% over the same period last year. Net sales for the full year 2018 totaled $280.8 million, an increase of $79.7 million or 40% from the full year 2017. Excluding MUSA-Galvanized, year-to-date net sales were up 34%.
For the fourth quarter of 2018, the Company recorded net income of $0.5 million, or $0.06 diluted earnings per share compared to net income of $1.0 million, or $0.11 diluted earnings per share for the fourth quarter of 2017. For the full year 2018, net income was $13.1 million, or $1.48 diluted earnings per share. This compares to net income of $1.3 million, or $0.15 diluted earnings per share for the full year 2017. The current quarter was negatively impacted by $2.1 million in mark-to-market valuation losses on investments in equity securities, compared to no such losses in the fourth quarter of last year, and $0.2 million of inventory price change losses compared to the fourth quarter of last year which incurred inventory price change losses totaling $1.0 million. In addition, fourth quarter 2018 results were favorably impacted by earn-out adjustments of $0.8 million compared to an unfavorable earn-out adjustment of $0.5 million in the fourth quarter of 2017.
The Company also reports on its performance utilizing its two non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures is as follows:

•
Adjusted Net Income for the fourth quarter of 2018 was $2.0 million, or $0.22 adjusted diluted earnings per share, compared to $1.2 million, or $0.13 adjusted diluted earnings per share for the fourth quarter of 2017. For the full year 2018, Adjusted Net Income was $18.3 million, or $2.06 adjusted diluted earnings per share, compared to $2.6 million, or $0.30 adjusted diluted earnings per share for the full year 2017; and

•
Adjusted EBITDA for the fourth quarter of 2018 was $5.9 million or 8.1% of sales, compared to $4.0 million or 7.5% of sales for the fourth quarter of 2017. For the full year 2018, Adjusted EBITDA was $34.1 million or 12.1% of sales, compared to $12.5 million or 6.2% of sales for the full year of 2017.

The Company's results are periodically impacted by factors not included as adjustments to the non-GAAP measures, but which represent significant items that help to understand differences in period to period results. The most significant of these factors impacting the results in 2018 are as follows:

•
For the fourth quarter of 2018, inventory price change loss totaled $0.2 million, compared to a loss of $1.0 million for the fourth quarter of 2017. Manufacturing variance deferrals favorably impacted the fourth quarter of 2018 by $0.3 million but did not have an impact for the fourth quarter of 2017; and

•
For the full year, inventory price change gains were $5.0 million in 2018 as compared to a loss of $2.6 million in 2017. Manufacturing variance deferrals had a favorable impact of $1.2 million for the full year of 2018 and an unfavorable impact of $1.2 million for 2017.

“As noted in our press release this past January, shipments in the fourth quarter of 2018 were below plan as distribution customers in the Metals Segment deferred delivery in efforts to manage their inventories to targeted levels,” said Craig Bram, President and CEO. “Shipments in January and February of 2019 have reversed course, with volume and sales exceeding plan. Average selling prices across our product lines in the Metals Segment have continued their upward trend, with improved product mix being the primary driver. The Specialty Chemicals Segment generated modest organic growth in the fourth quarter of 2018, and we look for continued improvement in 2019,” said Bram.
Bram continued, "During the fourth quarter, we completed our due diligence on the American Stainless Tubing, Inc. ("ASTI") acquisition. We closed on this transaction on January 1, 2019. “This business will be an excellent complement to our Metals Segment and will broaden the customer base beyond our traditional infrastructure end markets.”

Metals Segment
The Metals Segment's net sales for the fourth quarter of 2018 totaled $59.4 million, an increase of $18.2 million or 44% from the fourth quarter of 2017. Excluding MUSA-Galvanized, fourth quarter net sales were up 31% over the same period last year. Sales for the full year 2018 were $222.2 million, an increase of $69.3 million or 45% from 2017. Excluding MUSA-Galvanized, full year net sales were up 38% over the prior year.
Each product line in the Metals Segment showed positive sales growth against the prior year’s quarter and on a year-over-year basis. Sales of seamless carbon pipe and tube were up 23% over last year’s fourth quarter and up 29% year-to-date. Storage tank and vessel sales were up 2% over last year’s fourth quarter and up 15% year-to-date. Stainless steel pipe and tube sales were up 41% over last year’s fourth quarter and up 46% on an annual basis.
The backlog for our subsidiary Bristol Metals, LLC, as of December 31, 2018 was $31.2 million, while the backlog for our subsidiary Palmer of Texas Tanks, Inc., totaled $20.7 million, improvements of 8% and 20%, respectively, over levels as of December 31, 2017.

The Metals Segment's operating income increased $1.7 million to $4.7 million for the fourth quarter of 2018 compared to $3.0 million for the fourth quarter of 2017. For the full year 2018, operating income for the Metals Segment increased $22.1 million to $27.8 million compared to $5.7 million for the same period of 2017. Operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the fourth quarter of 2018 lower than the previous quarter, with surcharges for both alloys decreasing by $0.11 and $0.13 per pound, respectively; average nickel prices for the quarter generated a net unfavorable operating impact of $0.2 million related to metal pricing, compared to an unfavorable net impact of $1.0 million for the fourth quarter of 2017;

b)
Gross profit margins were maintained at a historically high-end level of approximately 15% despite the MUSA-Galvanized acquisition at midyear with its lower average margins, and in the face of steep tariff-related imported material costs increases, primarily impacting our subsidiary Specialty Pipe & Tube, Inc.; and

c)
Seamless carbon pipe and tube showed significant improvement with a 22.6% increase in sales driving a 36% improvement in operating income over the prior year, with activity and margins driven by strong end-markets.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the fourth quarter of 2018 were $13.3 million, representing a $1.6 million or 14% increase from the same quarter of 2017. Net sales for the full year 2018 were $58.6 million, an increase of $10.4 million or 21.6% from the full year of 2017.
Net sales continued to benefit during the fourth quarter and full year of 2018 from strategic organic growth initiatives within the Specialty Chemicals Segment. The fourth quarter followed the growth trend of previous quarters in 2018, showing improvements in throughput, average sales price, and gross profit margin.
Operating income for the Specialty Chemicals Segment for the fourth quarter of 2018 was $0.6 million, a $0.1 million or 9.3% increase from the fourth quarter of 2017. Operating income for the Segment for the full year 2018 was $4.0 million, a $0.4 million or 9% decrease from the same period for 2017. While the fourth quarter showed modest improvement, the full second-half 2018 operating income results significantly outperformed the prior year second-half by $0.3 million, or 15%. During the second half of 2018, margins were realigned as new higher margin products were added to the portfolio. However, that strong second-half performance could not overcome a first-half shortfall of $0.6 million, or 25%, compared to the prior year, yielding a net decline on a full-year basis.
Other Items
Unallocated corporate expenses for the fourth quarter of 2018 increased $0.6 million or 35% to $2.3 million (3.1% of sales) compared to $1.7 million (3.2% of sales) for the fourth quarter of 2017. The fourth quarter increase resulted primarily from higher ASTI-related acquisition costs ($0.3 million), higher salaries and wages ($0.2 million), and higher dues and subscriptions ($0.1 million). Unallocated corporate expenses for the full year of 2018 increased $1.8 million, or 30%, to $7.9 million (3% of sales) compared to $6.1 million for the full year of 2017. The year-over-year increase resulted primarily from higher incentive bonus costs ($0.5 million), higher acquisition costs ($0.4 million), and higher salaries and wages ($0.3 million).
Acquisition costs were $0.4 million for the fourth quarter of 2018 (mainly recorded in unallocated SG&A), and $1.5 million for the full year of 2018 ($0.3 million recorded in Metals Segment Cost of Sales and $1.2 million in unallocated SG&A) resulting from costs associated with the 2018 MUSA-Galvanized acquisition (described below), as well as the ASTI acquisition, for which costs were incurred prior to the January 1, 2019 closing. This compares to no significant acquisition costs during the fourth quarter of 2017 and $1.2 million for the full year of 2017 ($0.8 million in unallocated SG&A and $0.4 million in Metals Segment Cost of Sales), related to the 2017 MUSA-Stainless acquisition.
Interest expense was $0.9 million and $0.3 million for the fourth quarters of 2018 and 2017, respectively, and $2.2 million and $1.0 million for the full year of 2018 and 2017, respectively. The increase was primarily related to higher average debt outstanding in the fourth quarter and full year of 2018, as additional borrowings were primarily related to acquisitions and to support working capital requirements associated with increased business activity.
During the fourth quarter of 2018, the Company recorded a loss on the investments in equity securities of $2.1 million. Losses on investments in equity securities totaled $2.6 million for the full year of 2018.
During the fourth quarter of 2018, the Company decreased the earn-out liabilities resulting from Bristol Metals, LLC's 2017 acquisition of the stainless steel pipe and tube assets and operations of Marcegaglia USA, Inc. ("MUSA-Stainless") and Bristol Metals, LLC's 2018 acquisition of the galvanized pipe and tube assets and operations of Marcegaglia USA, Inc. ("MUSA-Galvanized") acquisitions by $0.8 million. The net change represents a decline in the fair value of the liabilities due to forecast changes in pricing and/or volume of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) and galvanized pipe and tube for the remainder of the measurement periods, which end in February, 2021 (stainless products) and June, 2022 (galvanized products). For the full year of 2018, earn-out liability adjustments totaled $1.4 million related to an overall increase in the fair value of the liabilities.
The effective tax rate was (18.2%) and 20.5% for the three-month and twelve-month periods ended December 31, 2018, respectively. The Company’s effective tax rate is materially equivalent compared to the U.S. statutory rate of 21%. The effective tax rate was 1% and 9% for the three-month and twelve-month periods ended December 31, 2017. The 2017 effective tax rate was lower than the statutory rate of 34% primarily to the adoption of various provisions related to US Federal Tax Reform.
The Company's cash balance increased $2.21 million as of December 31, 2018 compared to $15,000 at December 31, 2017. Fluctuations during the period were comprised of the following:

a)
Net inventories increased $42.1 million at December 31, 2018 as compared to December 31, 2017. The increase, primarily related to the Metals Segment, included higher levels of pounds due to business activity (37% of the total or $15.0 million), the inventories related to the completed MUSA-Galvanized acquisition on July 1, 2018 ($4.3 million), stainless steel surcharges ($4.5 million), higher special alloy content due to strong backlog ($4.6 million), advance buys of seamless carbon steel pipe and tube inventory to ensure supply in the face of strong demand ($14.2 million) and generally higher replacement costs during the first nine months of 2018. Inventory turns decreased from 2.51 turns at December 31, 2017, calculated on a three-month average basis, to 1.81 turns at December 31, 2018;

b)
Accounts payable increased $0.8 million as of December 31, 2018 as compared to December 31, 2017. The majority of the increase is related to increased levels of purchasing activity across all sectors of the business, including late third quarter receipts of inventory that were still unpaid on normal terms at the end of the quarter. Accounts payable days outstanding were approximately 46 days at December 31, 2018 compared to 60 days at December 31, 2017;

c)
Net accounts receivable increased $12.4 million at December 31, 2018 as compared to December 31, 2017, which primarily resulted from a 38% increase in sales for the last two months of the fourth quarter 2018 compared to the last two months of the fourth quarter of 2017. Days sales outstanding, calculated using a three-month average basis, increased from 51 days outstanding at the end of December 2017 to 52 days at the end of the fourth quarter 2018;

d)	On July 1, 2018, the Company paid $10.4 million to complete the MUSA-Galvanized acquisition;

e)	The Company purchased $5.0 million in equity securities during the full year of 2018;

f)	Capital expenditures for the full year of 2018 were $7.8 million;

g)	The Company paid out $1.8 million during 2018 related to the earn-out liability from the 2017 MUSA-Stainless acquisition; and

h)
The Company issued and sold 44,378 treasury shares at a net price of $22.60 per share during the first nine months of 2018 in connection with the at-the-market program, raising total net proceeds of $1.0 million.

The Company drew down $50.5 million against its line of credit during 2018, primarily related to acquisitions and increased activity related to working capital needs, ending with $76.4 million of borrowings outstanding as of December 31, 2018. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of December 31, 2018, the Company had $17.5 million of remaining available capacity under its Line. The Company was in compliance with all covenants as of December 31, 2018.
Outlook
While 2018 set records for sales and earnings, our expectations for 2019 are even higher. As is typical after completing an acquisition, our pipeline of opportunities continues to increase as we are contacted by investment bankers with new prospects. Our leverage following the ASTI acquisition was a bit higher than our historical metrics, but we expect to be well positioned by mid-year to take on another acquisition, should we find a suitable partner.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with a Sale-Leaseback, realized and unrealized gains (losses) on investments in equity securities, casualty insurance gains, straight-line lease costs, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized and unrealized gains (losses) on investments, casualty insurance gains, straight-line lease costs, and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Net sales
Metals Segment	$59,351,000	$41,136,000	$222,242,000	$152,957,000
Specialty Chemicals Segment	13,323,000	11,701,000	58,599,000	48,191,000
	$72,674,000	$52,837,000	$280,841,000	$201,148,000
Operating income
Metals Segment operations	$4,632,000	$2,945,000	$27,544,000	$5,425,000
Gain on sale-leaseback	60,000	60,000	239,000	239,000
Total Metals Segment	4,692,000	3,005,000	27,783,000	5,664,000

Specialty Chemicals Segment operations	625,000	570,000	3,879,000	4,296,000
Gain on sale-leaseback	24,000	24,000	95,000	95,000
Total Specialty Chemicals Segment	649,000	594,000	3,974,000	4,391,000

Unallocated expense (income)
Unallocated straight line lease cost	169,000	92,000	445,000	397,000
Corporate	2,092,000	1,716,000	7,433,000	6,118,000
Earn-out adjustments	(762,000)	543,000	1,431,000	689,000
Acquisition costs	341,000	13,000	1,212,000	795,000
Operating income	3,502,000	1,235,000	21,237,000	2,056,000
Interest expense	907,000	270,000	2,211,000	985,000
Change in fair value of interest rate swap	80,000	(64,000)	(19,000)	(97,000)
Loss (gain) on equity securities	2,050,000	—	2,573,000	(310,000)

Net income
before income taxes	465,000	1,029,000	16,473,000	1,478,000
(Benefit from) provision for income taxes	(85,000)	12,000	3,376,000	137,000

Net income	549,000	1,017,000	13,097,000	1,341,000

Other comprehensive income (loss), net of tax:
Unrealized (loss) gain on available for sale securities, net of tax	—	(11,000)	—	355,000
Reclassification adjustment for gains included in net
income, net of tax	—	—	—	(366,000)
Comprehensive income	$549,000	$1,006,000	$13,097,000	$1,330,000

Net income per common share
Basic	$0.06	$0.11	$1.49	$0.15
Diluted	$0.06	$0.11	$1.48	$0.15

Average shares outstanding
Basic	8,872,000	8,728,000	8,807,000	8,705,000
Diluted	8,941,000	8,774,000	8,878,000	8,727,000

Other data:
Adjusted EBITDA (1)	$5,886,000	$3,986,000	$34,120,000	$12,545,000
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Consolidated
Net income	$549,000	$1,017,000	$13,097,000	$1,341,000
Adjustments:
Interest expense	907,000	270,000	2,211,000	985,000
Change in fair value of interest rate swap	80,000	(64,000)	(19,000)	(97,000)
Income taxes	(85,000)	12,000	3,376,000	137,000
Depreciation	1,828,000	1,379,000	6,412,000	5,295,000
Amortization	600,000	616,000	2,363,000	2,443,000
EBITDA	3,879,000	3,230,000	27,440,000	10,104,000
Acquisition costs	394,000	11,000	1,525,000	1,199,000
Shelf registration costs	—	—	54,000	—
Earn-out adjustments	(762,000)	543,000	1,431,000	689,000
Loss (gain) on investments in equity securities	2,050,000	—	2,573,000	(310,000)
Stock option / grant costs	205,000	152,000	827,000	638,000
Straight line lease cost	169,000	92,000	445,000	397,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(334,000)	(334,000)
Retention expense	34,000	42,000	159,000	162,000
Adjusted EBITDA	$5,886,000	$3,986,000	$34,120,000	$12,545,000
% sales	8.1%	7.5%	12.1%	6.2%

Other (unfavorable) favorable impacts to income (2):
Inventory price change gain (loss)	$(174,000)	$(997,000)	$4,959,000	$(2,634,000)
Inventory cost adjustments	33,000	226,000	204,000	168,000
Aged inventory adjustment	72,000	72,000	94,000	24,000
Manufacturing variances	263,000	—	1,246,000	(1,229,000)
Total other (unfavorable) favorable impacts	$194,000	$(699,000)	$6,503,000	$(3,671,000)

Metals Segment
Operating income	$4,692,000	$3,005,000	$27,784,000	$5,664,000
Adjustments:
Depreciation expense	1,437,000	1,014,000	4,840,000	3,860,000
Amortization expense	600,000	610,000	2,357,000	2,420,000
EBITDA	6,729,000	4,629,000	34,981,000	11,944,000
Acquisition costs	53,000	(2,000)	313,000	404,000
Stock option / grant costs	52,000	41,000	204,000	168,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	(60,000)	(240,000)	(239,000)
Retention expense	34,000	42,000	159,000	162,000
Metals Segment Adjusted EBITDA	$6,808,000	$4,650,000	$35,418,000	$12,439,000
% segment sales	11.5%	11.3%	15.9%	8.1%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(174,000)	$(925,000)	$4,959,000	$(2,633,000)
Inventory cost adjustments	30,000	230,000	214,000	174,000
Aged inventory adjustment	61,000	29,000	20,000	(56,000)
Manufacturing variances	(32,000)	99,000	1,178,000	(1,371,000)
Total other (unfavorable) favorable impacts	$(115,000)	$(567,000)	$6,371,000	$(3,886,000)

Specialty Chemicals Segment
Operating income	$649,000	$594,000	$3,974,000	$4,391,000
Adjustments:
Depreciation expense	353,000	328,000	1,422,000	1,280,000
Amortization expense	—	6,000	6,000	23,000
EBITDA	1,002,000	928,000	5,402,000	5,694,000
Stock option / grant costs	26,000	16,000	103,000	83,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	(24,000)	(95,000)	(95,000)
Specialty Chemicals Segment Adjusted EBITDA	$1,005,000	$920,000	$5,410,000	$5,682,000
% segment sales	7.5%	7.9%	9.2%	11.8%

Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$—	$(72,000)	$—	$(1,000)
Inventory cost adjustments	3,000	(4,000)	(10,000)	(6,000)
Aged inventory adjustment	11,000	43,000	74,000	80,000
Manufacturing variances	295,000	(99,000)	68,000	142,000
Total other (unfavorable) favorable impacts	$309,000	$(132,000)	$132,000	$215,000
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
(unaudited)	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Income before taxes	$465,000	$1,029,000	$16,474,000	$1,478,000

Adjustments:
Acquisition costs	394,000	11,000	1,525,000	1,199,000
Shelf registration costs	—	—	54,000	—
Earn-out adjustments	(762,000)	543,000	1,431,000	689,000
Loss (gain) on investments in equity securities	2,050,000	—	2,573,000	(310,000)
Stock option / grant costs	205,000	152,000	827,000	638,000
Straight line lease cost	169,000	92,000	445,000	397,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(334,000)	(334,000)
Retention expense	34,000	42,000	159,000	162,000

Adjusted income before income taxes	2,471,000	1,785,000	23,154,000	3,919,000
Provision for income taxes at 21% in 2018 and 34% in 2017	519,000	607,000	4,862,000	1,332,000

Adjusted net income	$1,952,000	$1,178,000	$18,292,000	$2,587,000

Average shares outstanding, as reported
Basic	8,872,000	8,728,000	8,807,000	8,705,000
Diluted	8,941,000	8,774,000	8,878,000	8,727,000

Adjusted net income per common share
Basic	$0.22	$0.13	$2.08	$0.30
Diluted	$0.22	$0.13	$2.06	$0.30

Other favorable (unfavorable) impacts to income (2):
Inventory price change (loss) gain	$(174,000)	$(997,000)	$4,959,000	$(2,634,000)
Inventory cost adjustment	33,000	226,000	204,000	168,000
Aged inventory adjustment	72,000	72,000	94,000	24,000
Manufacturing variance	263,000	—	1,246,000	(1,229,000)

Total other favorable (unfavorable) impacts	$194,000	$(699,000)	$6,503,000	$(3,671,000)
Other impacts, net of tax	$153,000	$(461,000)	$5,137,000	$(2,423,000)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	Dec 31, 2018	Dec 31, 2017

Assets
Cash	$2,220,000	$15,000
Accounts receivable, net	41,065,000	28,704,000
Inventories, net	114,201,000	72,125,000
Other current assets	9,983,000	6,802,000
Total current assets	167,469,000	107,646,000

Property, plant and equipment, net	40,925,000	35,080,000
Goodwill	9,800,000	6,004,000
Intangible assets, net	9,696,000	10,880,000
Other assets	508,000	264,000

Total assets	$228,398,000	$159,874,000

Liabilities and Shareholders' Equity
Accounts payable	$25,074,000	$24,257,000
Accrued expenses	12,163,000	8,993,000
Total current liabilities	37,237,000	33,250,000

Long-term debt	76,405,000	25,914,000
Long-term portion of deferred sale-leaseback gain	5,599,000	5,933,000
Other long-term liabilities	1,970,000	1,907,000
Long-term portion of earn-out liability	4,703,000	3,170,000
Shareholders' equity	102,484,000	89,700,000

Total liabilities and shareholders' equity	$228,398,000	$159,874,000

Note: The condensed consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date.